Exhibit 5.1

40 North Central Avenue
Phoenix, Arizona 85004-4429

Our File Number: 34950-00004
January 24, 2006
FortuNet, Inc.
2950 South Highland Drive, Suite C
Las Vegas, Nevada 89109
     Re:      Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel to FortuNet, Inc., a Nevada corporation (the “Company”), in connection with the initial public offering (the “Offering”) by the Company of up to 2,875,000 shares (including 375,000 shares subject to an over-allotment option) (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-128391) as filed with the Securities and Exchange Commission (the “Commission”) on September 16, 2005, and all subsequent amendments thereto (as amended, the “Registration Statement”); (ii) the Amended and Restated Articles of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) a specimen certificate representing the Common Stock, filed as an exhibit to the Registration Statement; and (v) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon and subject to the foregoing, we are of the opinion that when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for at a price per share not less than the per share par value of the Common Stock, the issuance and

PHOENIX       ●       TUCSON       ●       LAS VEGAS       ●       ALBUQUERQUE
www.lewisandroca.com

FortuNet, Inc.
January 24, 2006

sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,
/s/ Lewis and Roca LLP
Lewis and Roca LLP